Liquidity Services Inc. Q1 2020 Earnings Conference Call
Operator
Ladies and gentlemen, thank you for standing by and welcome to the First Quarter 2020 Liquidity Services Earnings Conference Call. At this time, all participants are in a listen-only mode. Please be advised that today's conference is being recorded.
I would now like to hand the conference over to your speaker today, Julie Davis, Senior Director of Investor Relations. Please go ahead, Ma’am.
Julie Davis
Thank you, Sonya. Hello and welcome to our first quarter fiscal year 2020 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer and Jorge Celaya, our Executive Vice President and Chief Financial Officer. We will be available for questions after our prepared remarks.
The following discussion or responses to your questions reflect management's views as of today February 6, 2020 and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in our filings with the SEC, including our most recent Annual Report on Form 10-K.
As you listen to today's call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with SEC, each of which is posted in our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.
At this time, I'd like to turn the presentation over to our CEO, Bill Angrick.
Bill Angrick
Thank you, Julie. Good morning and welcome to our Q1 earnings call. I'll review our Q1 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on the quarter and our outlook for Q2.
During our first quarter, the majority of our business representing 77% of our total gross profit, performed well is our Retail Supply Chain Group, GovDeals and Machinio segments expanded their share, while our Capital Assets Group performed below expectations. Our RSCG segment, GMV grew 12% over the prior year period, marking our tenth consecutive second quarter of double-digit year-over-year GMV growth as we continue to deliver significant value to our retail and consumer goods manufacturers and buyers.
Our core of GovDeals segment GMV grew 5% and we signed over 300 new agency clients as we added market share in California, Minnesota, New York, Oregon, and Texas. Our Machinio segment revenue grew 85% over the prior year period. As we continue to expand our data-driven solutions for the marketing and sale of industrial equipment, including machine tools, construction and agricultural equipment, commercial trucks and biopharma assets.
Our CAG segment GMV declined 36% versus the prior year period and was impacted by the wind-down of our DoD scrap contract and softness in our energy and industrial verticals in the Americas and Asia Pacific regions. We recognized the need to improve this area of our business and are working diligently to transform our go-to market offering in our CAG segment. We believe that the CAG segment will be the first to benefit from our new aggregated marketplace and the increasing availability of our self-directed solutions for commercial sellers. We're in the process of migrating more of our existing CAG sellers from our fully-managed solutions to our self-directed platform solutions and have had early positive response as customers have greater control and flexibility over the timing of their sales, reduced costs and the access to the power of our 3.6 million registered buyers.
We continue to have a strong sales pipeline within our CAG business that we expect to transact during the course of fiscal year 2020. Many of these assignments are multimillion sales events, related to cross-border realignment activities of our clients and these projects are more difficult to predict in the near term, which is reflected in our Q2 guidance. In support of our RISE strategy which is focused on recovery maximization, increasing sales, service expansion and expense leverage, we've activated the beta version of our new unified marketplace, which consolidates all asset listings from our CAG marketplaces, which includes NetworkIntl.com and Go-Dove.com. Buyers can now find buy and bid-on all assets from our CAG industrial sellers in a single destination marketplace with a superior user experience.
As we complete this marketplace consolidation, we anticipate gaining marketing and operational efficiencies that will enhance the value we deliver for sellers and buyers. These new capabilities will help us market and grow our solution as a platform for other players in the value chain of our industry verticals, who can grow their own businesses by affiliating with and using our platform and accessing our services and liquidity
We are excited by the opportunities to leverage the investments we've made in our marketing services, marketplace platform, data-driven intelligence tools and domain expertise to grow asset-light services with recurring revenue characteristics in multiple verticals and multiple geographies. We anticipate improved growth through the remainder of fiscal year 2020 as a direct result of these investments.
In summary, our investments during fiscal year 2020 will be guided by the following strategic objectives. One, driving higher net recovery through technology and innovation that improves the buyer and seller experience. Two, increasing volume by delivering flexible service offerings and pricing models in asset categories with attractive addressable markets. Three, growing services with recurring revenue characteristics that leverage our technology platform, domain expertise, data and marketplace channels. And four, improving operating expense leverage by controlling costs and through technology and innovation that increases our productivity.
I'll now turn it over to Jorge for more details on the quarter.
Jorge Celaya
Thank you, Bill. First, I will comment on select first quarter of fiscal year 2020 results. We finished the first quarter of fiscal year 2020 within guidance range for all our metrics. As compared to the first quarter of fiscal year 2019, GMV and adjusted EBITDA were down on the lower volumes in our CAG segment. The impact of the wind down of DoD scrap contract and planned increases in sales and marketing expenses. Compared to the first quarter of fiscal year 2019, GMV declined 6% and revenue was down 8% including the impact of the wind down of our DoD Scrap contract. The first quarter GAAP net loss increased 3% and non-GAAP adjusted EBITDA resulted results declined 29% year-over-year, again including the results from the DoD Scrap contract in the prior year.
In the first quarter, we reported GMV of $148.6 million; GovDeals GMV was up 5% from the first quarter of fiscal year 2019 excluding the GMV from the Auction Deals self-directed marketplace last year. These commercial seller volumes in the Auction Deals marketplace are now included in the CAG segment this year. Retail Supply Chain Group GMV was up 12% driven mainly by the expansion of the relationships with our current clients and diversification of our seller base. These improvements were partially offset by 36% year-over-year decrease in our CAG segment impacted by the wind down of our DoD Scrap contract and slower ramp-up of new business including activity in our industrial and energy verticals.
Excluding the impact of the DoD Scrap contract, this CAG segment declined 30%. We reported first quarter of fiscal year 2020 revenue of $49.5 million. GovDeals revenue increased 5%, RSCG increased 8% and our CAG segment increased 49% compared to the first quarter of fiscal year 2019 including again the wind down of the DoD Scrap contract. Excluding the DoD contract, CAG segment revenue was down 31% compared to the same quarter last year. Normalizing for the change in auction deals compared to last year, GovDeals was up 6.5%. Our first quarter fiscal year 2020 GAAP net loss was $5.2 million compared to a loss of $5 million in the first quarter of fiscal year 2019.
Adjusted net loss was $4.1 million, an increase in loss from $3.3 million last year. Finally, our first quarter adjusted EBITDA was negative $2.1 million, a decline from a loss in the same period last year of $1.7 million. These declines were impacted by the lower top line activity in our CAG segment, including the wind down of the DoD Scrap contract and a planned increase in sales and marketing expenses to support top line growth going forward. We continue to have a debt-free balance sheet. At December 31, 2019, we had a cash and short-term investment balance of $49.2 million. In the first quarter, we incurred a $10.5 million increase in cash used in operations compared to the same quarter last year.

The increase was mainly attributable to higher year-end compensation payments from improved financial performance in fiscal year 2019 compared to fiscal year 2018. Final payments of seller distributions associated with the completion of the DoD Scrap contract, a sales tax audit settlement and a deposit for a purchase of assets in the industrial sector expected to be sold in the coming quarters. Our working capital accounts are subject to natural variations, depending on the timing of cash receipts and payments and our fiscal year first quarter tends to be a seasonally low quarter.
Other than the $5 million Machinio acquisition earn out payment that will be paid in the second quarter of fiscal year 2020, we do not currently expect unusual changes in our working capital requirements in this upcoming fiscal year second quarter. Looking ahead to the second quarter of fiscal year 2020, our focus remains on growing our commercial and municipal government marketplaces, continued technology enhancements and higher adoption of our new unified marketplace and increased adoption of our commercial self-directed solution. We expect that our GovDeals and RSCG segments will continue to grow top line GMV as we demonstrate the value we offer our sellers through higher recovery rates and flexible service models.
We anticipate our CAG segment will be down from fiscal year 2019's second quarter. We also will begin to cross-list and cross-market auctions across our CAG legacy marketplaces and our new unified marketplace. We believe our Machinio segment will continue to grow as we expand our data-driven solutions from the marketing and sale of industrial and heavy equipment. We will continue to expand on our sales capabilities, new unified marketplace, data driven marketing tools and enhanced user experience.
The management's guidance for the next fiscal quarter is as follows: we expect GMV for the second quarter of fiscal year 2020 to range from $145 million to $165 million. A GAAP net loss is expected for the second quarter of fiscal year 2020 in the range of a net negative $56.6 million to a negative $2.2 million, with a corresponding GAAP loss per share for the second quarter of fiscal year 2020, ranging from negative $0.17 to a negative $0.07 per share. We estimate non-GAAP adjusted EBITDA for the second quarter of fiscal year 2020 to range from a negative $2.5 million to a positive $500,000.
A non-GAAP adjusted loss per share is estimated for second quarter of fiscal year 2020 in the range of negative $0.13 to a negative $0.04. This guidance assumes that we have diluted weighted average shares outstanding for the quarter of approximately 33.8 million shares.
Thank you and we will now take any questions.
Question-and-Answer Session
Operator
first question comes from Colin Sebastian of Baird. Your line is now open.

Colin Sebastian
Well, thank you. First off, Bill, with the expectation for a return to sequential and year-over-year growth in GMV through the year, can you talk about the key factors driving that improvement? And I guess, part of the same question, I guess, regarding the slowdown in capital assets. How much visibility do you have into when this stabilizes in the sense, how important is the self- directed offering as part of that?
Bill Angrick
So the business seasonally strengthens as we move through the March and June time frame. I think we have demonstrated that the retail segment has been a consistent strong performer, 10 consecutive quarters of double-digit GMV growth. I think the outlook for the macro environment is favorable for that business to continue to perform well, expand market share and the mix shift to online retail is certainly a tailwind for retail.
Regarding the GovDeals business, another solid quarter of market share expansion with over 300 new agency accounts. There's been some good work done to refine the sales and account management team and strategy. We've applied more resources to provide the appropriate coverage of existing territories. Recall, this business originated in the southeast and continue to grow up the East Coast and the Midwest. And those are fairly dense areas, but they offer a lot of opportunity to continue to lift more GMV out of existing territories.
So we've applied better coverage of that, more mature market, which should improve our growth rate as we move through fiscal 2020. Equally, we've added capacity to continue to grow in large metros and in the Western United States and Canada. I think the expansion that we experienced in the current quarters is emblematic of that. We signed Caltrans in California, a very large transportation network with a lot of high-value assets. We expanded in New York, Oregon and Texas, all of which have some pretty target-rich environments for managing equipment and feeding GMV in our marketplace. So I think those are important things.
The other thing I would say is that we're adding to the buyer facing merchandising capabilities and driving strong participation in our marketplaces by offering a better mobile experience. We're at 40% to 50%, depending upon the marketplace of mobile traffic. And we're delivering a better user interface and path to purchase through our mobile responsive design updates. So I think that's going to be another positive for improving growth within our GovDeals segment. CAG has had a history of episodic project, where the cadence and timing of those projects is less predictable.
We certainly see with cross-border tariff and trade a lot of realignment activities with our clients. Those are the large dollar, multimillion dollar projects with more complexity. And those timing issues with regard to visibility, we have good visibility of what's in the current auction queue going about 30 to 45 days out. Beyond that, it's much more difficult to predict you throw in coronavirus issue in Asia. And that affects not only assets inside of China, but potentially buyer's willingness to travel and conduct business from outside of China.

And so that is something that we just need to continue to monitor but when we look at the full year, we have a very healthy CAG sales pipeline. I think what -- when some of these projects drop, they are needle-mover type of projects. And they fall within our -- within the current quarter or in the next quarter, that's where visibility becomes a little bit more difficult with CAG. I think the broader strategy of driving more economies of scale through our unified marketplace is allowing us to attract more self-directed business.
The self-directed tool is one where the assets stay in place, the client, whether it's a corporate client who traditionally has not used our auction channel, that corporate client can now manage the entire process on their own. They can control the timing and methodology of sale, whether it's an Internet auction without reserve, with the reserve, make an offer or a fixed price by now offering. That empowers the sellers to bring more of their volume to our platform. This volume may have circumvented our platform. It's just been a negotiated sale with their own buyers.
So we've introduced that. That's part of our regular discussion; we believe it's going to capture a segment of the market that we've traditionally not touched for some of our legacy clients, where we used to do all of the work for these clients. Many of them are interested in tapping our buyer base, leveraging our marketplace and are willing to do more of that self-management. In exchange, we offer them a more competitive commission rate. And that's value in exchange in both directions, which we think is also another catalyst for growing our commercial capital asset, clients and market share, which ultimately will show up in GMV.
Colin Sebastian
So just to clarify that. Now the self-directed are those typically incremental new clients? Or is there a conversion from existing client base to the self-directed effort?
Bill Angrick
It is both. It is both. And we had examples of clients who would typically wait to do a few large sales with us each year and handle everything else on their own, through their own dealer network or buyer network; those sellers are now looking at our marketplace using our self-directed tool uploading their own equipment on a more regular basis. So the strategy is helping us create more recurring flow from many of these clients that have traditionally been fully managed service, where we will go into their place of business and do the work for them. So that's the current client base.
And that transition's underway. And it will be a gradual transformation as we evangelize what we're doing and showcase that examples. We had a client load assets on their own in the UK and complete a successful sale within a few -- within like five or seven business days. So that type of activity is very exciting for us because it's showing the scale of the platform in a different geography with a traditional client who wouldn't have thought of us as a global self-directed platform. So in many ways, think of us as an eBay for business-to-business with respect to self-directed.
Although we provide buyer facing customer service, we collect the money, we rude out and prevent fraud, a lot of high-cut services on the buyer side to protect the self-directed sellers. With regard to new business, we see some green shoots in the construction vertical and the commercial transportation vertical, we sold a significant volume of construction equipment for our government sellers. And it's a natural and complementary area for us to bring more commercial volume onto the platform. So I think as we move through the year, Colin, you'll see updates on how successful we are with the new clients using our self-directed tool in some of these high-value categories like construction equipment, agricultural equipment, commercial transportation, your light-duty trucks, heavy-duty trucks, because we have a very strong set of buyers for those categories today.
Colin Sebastian
Okay. And then, I think there's a comment around headcount and hiring. So I guess, I'm curious how much of that have you already accomplished? And I guess, related to that, as you benefit from some of these revenue tailwinds through the year and thinking about potential for incremental profitability, are those additional costs going to be layered against what you have? And – or should we be thinking of that – of those – that step-up is progressing through the year? Thanks.
Bill Angrick
I think the progression will continue through the June quarter. Our guidance and focus as a business is to leverage all the things we talked about and achieve profitability as we exit fiscal 2020, which is September 30 quarter. So we're very acutely aware of driving ROI on additional, call it, investment in the sales function, sales process and marketing automation. I mean, really, this is about covering opportunity with the appropriate resources from a sales perspective. We're creating economies of scale through the unification of our marketplace. And the sales organization, we have a Chief Commercial Officer driving that process.
And on the marketing technology stack, I think that's another important area of investment for us, that's underway and continues through the June quarter. And that is driving more automation, more machine matching of supply with the buyer base. As we get more maturity in those areas, I think, ultimately, we drive efficiencies and have profitability is a very important focus and goal for us as we exit fiscal 2020.
Colin Sebastian
Okay. And then last for me. The unified marketplace, what's the time frame there with respect to the beta? And anything – any key learnings worth pointing out and how are you thinking about potential churn rates as legacy capitalize up buyers and sellers move over to the new site?
Bill Angrick
Sure. Well, I think it's a logical place for the business, is evolving, too. We have, in terms of insights, there is over 80% overlap between our GovDeals, asset categories and the type of equipment that's coming through the industrial clients. And with such a high degree of overlap, there's obviously economies of scale of housing that in a single tech platform with a single user experience. So we believe that on the buyer side, there'll be a significant, not like retention but opportunity to continue to grow in cross-fertilize more equipment, more inventory among the buyer base by having that in a much improved indexable filtering navigation system and recommendation engine type of experience.
And for us, it's an obvious lift in terms of recovery rate, opportunity selling items for even more money, allowing buyers to quickly engage with the supply in the marketplace through a better mobile experience, through better desktop experience. And so we think that there's going to be opportunity to further penetrate the buyer base by bringing that value.
On the seller side, we have organized migration in a manner that is fairly seamless for the seller community. They're continuing to use the same login tools, with the same relationship managers. So it's really about continuing to find ways to solve their needs, penetrate the available supply, give them analytics support. I think one of the areas that we continue to invest in and we believe will be highly valued as more of the marketing analytics around what's happening, not only in our marketplace, but broadly in the industry verticals we serve.
And with our investment in Machinio, we have a much broader perspective on entire industry categories, whether it be construction, agriculture, biopharma equipment. And so we're very upbeat about how we're going to be able to package and provide industry analytics on what assets are worth, what the cycle time to sell an asset is, allow these sellers and buyers to have insight-driven reports and tools that will improve our engagement with these customers and further propel the type of volume that we can do.
Colin Sebastian
Okay, thank you very much.
Operator
Thank you. And this does conclude our question-and-answer session. I would now like to turn the call back over to Julie Davis for any closing remarks.
Julie Davis
Thank you for joining our call today. If you have additional questions, please feel free to reach out. This now concludes our call. Thank you, and have a nice afternoon.
Operator
Well, ladies and gentlemen, thank you for participating. You may now disconnect.